Exhibit 99.1

PRESS RELEASE Spring Lake, Michigan, July 16, 2014

ELECTRONIC CIGARETTES INTERNATIONAL GROUP RECEIVES STRATEGIC EQUITY INVESTMENT FROM THE MANSOUR GROUP OF UP TO $60 MILLION

●	The Mansour Group is one of the largest distributors of Tobacco products throughout the Middle East & Africa
●	Strategic equity investment from major regional partner into ECIG will facilitate continued distribution and acquisition growth worldwide

SPRING LAKE, MICHIGAN, July 16, 2014 - Electronic Cigarettes International Group, Ltd. (formerly Victory Electronic Cigarettes Corporation) (OTCBB: ECIG), today announced that it has signed a major investment agreement with Man FinCo Ltd., the investment arm of the Mansour Group to provide up to $60 million of equity capital to ECIG.  As part of the agreement, Man Capital has initially invested $20 million with an option to invest an additional $40 million on the same terms and conditions as the initial investment.

The Mansour Group is one of the largest companies in the Middle East and Africa with wide ranging businesses from automotive and heavy equipment to consumer goods, services and retail. The Mansour Group is also one of the leading retailers and distributors in the region with Metro, the leading food retailer in Egypt, and AMIDC, one of the largest tobacco distributors in the Middle East and Africa. Other interests of the Mansour Group include partnerships, licenses, franchises and ownerships across multiple business lines including relationships with General Motors, Caterpillar, McDonald’s, Seclam Dairy, Red Bull, Michelin, Samsung and multiple other leading companies throughout the world.

Mohamed Mansour, Chairman of the Mansour Group, said, “We are very excited to have made this strategic investment into ECIG.  We have a long history in the tobacco business building up leading international brands over the past 20 years.  We are convinced that electronic cigarettes will be a very significant business, and believe that ECIG will emerge as one of the global leaders.  We know Mr. Willis’ track record in creating InBev, and are confident that together with our support he will lead a similar effort in this category.”

Electronic Cigarettes International Group, Ltd. is one of the largest electronic cigarette companies in the world and has been rapidly expanding distribution throughout the world. ECIG is the market leader in the UK and Europe, in addition to, the number one independent e-cigarette company in the Food, Drug, and Mass channel within the United States.

Brent Willis, Chairman and Chief Executive Officer of ECIG stated “We carefully considered the Mansour Group as a strategic partner and we were humbled by their tremendous success and experience in the Tobacco Industry throughout the Middle East and Africa.  We are very pleased to gain their endorsement of our strategy, their financial support to help execute it, and their alignment with our team.”

The strategic equity investment was facilitated by Prosdocimi Ltd. Prosdocimi is a London based merchant bank founded by Dorian Prosdocimi. The firm offers solutions in capital raising, corporate finance and trade execution.

About Electronic Cigarettes International Group, Ltd. (ECIG)
Electronic Cigarettes International Group, Ltd. (ECIG) is dedicated to providing a compelling alternative for current smokers, relative to traditional cigarettes. ECIG is one of the leading independent electronic cigarette companies in the world, and owns the trademarks VAPESTICK®, FIN®, Victory®, GreenStix®, VIP® and others.  The Company owns multiple subsidiary companies and has operations in North America, Latin America, Western Europe, and Asia.  ECIG offers consumers a full product portfolio that incorporates the highest quality and latest technology, and has been rated as superior in real tobacco taste amongst major brands.   The Company’s website is www.ecig.co.

About Mansour Group
The Mansour Group is a large, established conglomerate founded in 1952 with over 42,000 employees. The Group’s international operations span several sectors including automotive, capital markets, consumer and retail, industrial equipment and services distribution across the world, but with a strong focus on Europe, Africa, and the Middle East. Mansour has established a proven track record of successfully introducing leading world brands into new markets, such as Egypt, and then expanding business lines to additional regions such as Africa and Russia. It has cultivated relationships with leading brands including General Motors, Caterpillar, McDonald’s, Imperial Tobacco, UPS, IBM, HP and Samsung. Mansour is the largest independent General Motors distributor in the world and the sole distributor for Caterpillar in nine countries. The Group’s website is http://www.mansourgroup.com.

Safe Harbor Disclosure
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of ECIG, including statements regarding ECIG’s expectation to see continued growth.  The forward-looking statements are based on the assumption that operating performance and results will continue to materialize consistent with recent trends.  Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include: ECIG’s reliance on additional financing, ECIG’s profitability and financial health, risks associated with ECIG’s products, including that they may pose a health risk; governmental regulations may impact ECIG’s business; the market or consumers may not accept ECIG’s products; ECIG relies on a single class of products; existing or pending patents may affect ECIG’s business; and other factors disclosed in the Company's filings with the Securities and Exchange Commission. Unless required by applicable law, ECIG undertakes no obligation to update or revise any forward-looking statements.